FOR IMMEDIATE RELEASE

inVentiv Health to Acquire Chandler Chicco Agency,

Largest Independently-Owned Global Healthcare PR Firm

SOMERSET, NEW JERSEY, June 26, 2007 -- inVentiv Health, Inc. (NASDAQ: VTIV) announced today that it has signed a definitive agreement to acquire Chandler Chicco Agency (CCA), the world's largest privately-held healthcare public relations firm. CCA will operate within the inVentiv Communications division, which provides a full suite of integrated healthcare marketing and communications solutions.

Under the terms of the agreement, inVentiv will acquire CCA for $65 million in cash and stock, plus earn-out payments for exceeding specified financial targets. The transaction, which is subject to receipt of Hart-Scott-Rodino approval and other customary closing conditions, is expected to close in the third quarter. The acquisition is expected to be immediately accretive to inVentiv’s earnings.

Chandler Chicco Agency is a full-service, global healthcare public relations firm. Founded in 1995 by healthcare public relations veterans Robert Chandler and Gianfranco Chicco, CCA provides clients with insight-driven communications strategies that – through innovative and powerful programs – build, enhance or protect brand value and further public affairs agendas. The company's client roster includes many of the world's top pharmaceutical companies including Allergan, GlaxoSmithKline, and Novartis. For CCA, 2007 has been a banner year winning multiple awards – two awards from PR Week, Midsize Agency of the Year and Agency of the Year, and two awards from the Holmes Report, Specialty Agency of the Year and Healthcare Agency of the Year.

"In today's competitive marketplace, our pharmaceutical clients are increasingly turning to public relations to build awareness, credibility and loyalty for their products," said Eran Broshy, Chairman and CEO of inVentiv Health. "Chandler Chicco Agency has established an unmatched reputation in the healthcare PR industry that is distinguished by solid long-term client relationships and an impressive history of growth. Adding CCA to our portfolio of services will significantly expand our PR offering, while also broadening our global capabilities."

CCA principal and co-founder Robert Chandler said, "Our successes over the past 12 years have been unprecedented and the next 12 will be, too, because we’re putting into place a smart global growth strategy that will lead us to even greater achievement.”

“This partnership allows us to scale up globally at warp speed and with greater authority, while maintaining our culture of success,” added Gianfranco Chicco, co-founder and CCA principal. “It is an ideal partnership.”

Upon the close of the transaction, CCA will become a wholly-owned subsidiary of inVentiv Health and operate within the inVentiv Communications division. The CCA brand and all the other brands that are part of the Chandler Chicco Companies, including Biosector2, BrandTectonics, CCA Advertising, Determinus, Litmus and ‘nition will remain, and Robert Chandler and Gianfranco Chicco will continue to lead the business, reporting into William O’Donnell, President and COO of inVentiv Communications.

AdMedia Partners acted as financial advisor to Chandler Chicco Agency in connection with this transaction.

Conference Call Details

inVentiv will host a conference call today, June 26, 2007, at 5:30pm EDT to discuss its acquisition of Chandler Chicco Agency. Call In Number: 800-358-8448 (Domestic) or 706-634-1367 (International) Live and Archived Webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through July 3, 2007 at 800-642-1687. The conference ID number for the replay is 4413978.

About Chandler Chicco Agency

Chandler Chicco Agency is the world's largest independent healthcare specialist public relations agency with offices in New York, London, Washington D.C., Los Angeles and Paris. CCA offers strategic public relations and communications counsel to clients that include hospitals, NGOs, healthcare associations, coalitions and most of the world's largest pharmaceutical companies. CCA is the flagship company for Chandler Chicco Companies; other brands under the Chandler Chicco Companies umbrella include Biosector2, BrandTectonics, CCA Advertising, Determinus, Litmus and ‘nition. For more information, visit www.ccapr.com.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is the leading provider of commercialization and complementary services to the global pharmaceutical, life sciences and biotechnology industries. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its three core business segments: inVentiv Clinical, inVentiv Communications and inVentiv Commercial. inVentiv Health currently works with over 200 unique pharmaceutical, biotech and life sciences clients, including all top 20 global pharmaceutical companies. For more information, visit www.inventivhealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by inVentiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.